Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement pertaining to the 2007 Employee Stock Purchase Plan and 2007 Long-term Incentive Plan of our reports dated February 21, 2007, with respect to the consolidated financial statements of Emergency Medical Services Corporation included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2006, Emergency Medical Services Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Emergency Medical Services Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
January 29, 2008